                                                          OMB APPROVAL
                                               ---------------------------------
                                               OMB Number              3235-0145
                                               Expire            August 31, 1999
                                               Estimated average burden
                                               hours per response          14.90
                                               ---------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO. ___________)/*/


                         WaveRider Communications Inc.
 -------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $.001 Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   943570101
                                --------------
                                (CUSIP Number)

                                April 24, 1998
                            -----------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               Page 1 of 5 Pages

CUSIP No.   943570101
          -------------
________________________________________________________________________________

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     D. Bruce Sinclair
     ---------------------------------------------------------------------------

________________________________________________________________________________

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) [_]
     (b) [_]
________________________________________________________________________________

3.   SEC Use Only ______________________________________________________________

________________________________________________________________________________

4.   Citizenship or Place of Organization Canada
     -----------                          --------------------------------------

________________________________________________________________________________

Number of        5.  Sole Voting Power 3,000,000
Shares Bene-     _______________________________________________________________
ficially         6.  Shared Voting Power None
Owned by Each    _______________________________________________________________
Reporting        7.  Sole Dispositive Power 3,000,000
Person With:     _______________________________________________________________
                 8. Shared Dispositive Power None
                                             -----------------------------------

________________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person 3,000,000

________________________________________________________________________________
10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (11) 7.4%
                                                        ------------------------

________________________________________________________________________________

12.  Type of Reporting Person (See Instructions) IN
                                                 -------------------------------

________________________________________________________________________________

                                Page 2 of 5 Pages

CUSIP NO.  943570101
         -------------


ITEM 1.

     (a) Name of Issuer: WaveRider Communications Inc.
         --------------

     (b) Address of Principal Executive Offices: 235 Yorkland Blvd., Suite 1101,
         --------------------------------------
         Toronto, Ontario, Canada M2J 4Y8

ITEM 2.

     (a) Name of Person Filing: D. Bruce Sinclair (the "Reporting Person")
         ---------------------

     (b) Address of Principal Business Office, if none, Residence: 235 Yorkland
         --------------------------------------------------------
         Blvd., Suite 1101, Toronto, Ontario, Canada M2J 4Y8

     (c) Citizenship: Canada
         -----------

     (d) Title of Class of Securities: Common Stock, $.001 Par Value (the
         ----------------------------
         "Common Stock")

     (e) CUSIP Number:  943570101
         ------------

ITEM 3.

This statement is not filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or
                  ---
(c).

ITEM 4.  OWNERSHIP

(a)  Amount Beneficially Owned: 3,000,000 shares of the Common Stock

(b)  Percent of Class: 7.4%

(c)  Number of shares as to which the person has:

        (i) Sole power to vote or to direct the vote: 3,000,000 shares of the Common Stock

        (ii)  Shared power to vote or to direct the vote: None

        (iii) Sole power to dispose or to direct the disposition of: 3,000,000 shares of the Common Stock

        (iv)  Shared power to dispose or to direct the disposition of: None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

                               Page 3 of 5 Pages

CUSIP NO.   943570101
         ---------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 4 of 5 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         DATED:   July 2, 1998



                                         /s/ D. Bruce Sinclair
                                         _______________________________________
                                         D. Bruce Sinclair

                               Page 5 of 5 Pages